UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Myriad Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No:
	3)	Filing party:
	4)	Date Filed:

AMENDMENT NO. 1 TO PROXY STATEMENT DATED OCTOBER 11, 2016

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

DECEMBER 1, 2016

This Amendment No. 1 amends the Definitive Proxy Statement dated October 11, 2016 (the “Proxy Statement”) being delivered in connection with the 2016 Annual Meeting of Stockholders of Myriad Genetics, Inc. (the “2016 Annual Meeting”) to be held at 9:00 a.m. MST on Thursday, December 1, 2016, at our offices at 320 Wakara Way, Salt Lake City, Utah 84108.

EXPLANATORY NOTE

This Amendment No. 1 corrects certain information contained in the Proxy Statement.

We incorrectly disclosed the number of shares of our common stock outstanding and entitled to vote as of the record date in the section of our Proxy Statement entitled “Important Information about the Annual Meeting and Voting–Who Can Vote?”

The correct number of shares of our common stock outstanding and entitled to vote as of the record date is 68,406,939 (versus 68,777,570 as originally reported).

We incorrectly disclosed the percentage of shares beneficially owned by all current executive officers and directors as a group in the section of our Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

The correct percentage of shares beneficially owned by all current executive officers and directors as a group as of September 1, 2016 is 6.3% (versus 6.2% as originally reported).

This Amendment No. 1 is first being made available electronically in the “Financial Reporting/SEC Filings” section of the “Investors” section of our website www.myriad.com on or about October 21, 2016, and should be read together with the Proxy Statement as it corrects certain information contained in the Proxy Statement. Except as specifically provided for in this Amendment No. 1, all other information contained in the Proxy Statement remains unchanged.